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                                                                    EXHIBIT 12.1


                             ATRIUM COMPANIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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

                                                                                           Pro Forma
                                                                                          -----------

                                                    Year Ended December 31,               Year Ended
                                    ----------------------------------------------------  December 31,
                                      1992       1993       1994       1995       1996       1996
                                    -------    -------    -------    -------    -------   -----------
FIXED CHARGES:
    Interest expense ...............$   512    $   377    $   355    $ 2,615    $ 4,507     $10,361
    Implicit interest in rent ......    334        367        500      1,052        670         746
    Amortization of deferred
        financing costs.............     --         --         --        138        279         603
                                    -------    -------    -------    -------    -------     -------
        Total Fixed Charges ........    846        744        855      3,805      5,456      11,710

Earnings before provision for income
        taxes ......................  8,452     10,246      9,795      3,393      8,078       9,597
Fixed charges ......................    846        744        855      3,805      5,456      11,710
                                    -------    -------    -------    -------    -------     -------
        EARNINGS, AS DEFINED .......  9,298     10,990     10,650      7,198     13,534      21,307

Ratio of earnings to fixed
    charges ........................   11.0x      14.8x      12.5x       1.9x       2.5x        1.8x
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